UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report
(Date of earliest event reported):

February 23, 2005

AUDIBLE, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

000-26529	22-3407945
(Commission File No.)	(IRS Employer Identification No.)

65 Willowbrook Boulevard
Wayne, NJ 07470
(Address of principal executive offices and zip code)

(973) 837-2700
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Litigation

On February 22, 2005, a purported class action complaint was filed in the United States District Court for the District of New Jersey by Dennis Carter on behalf of himself and all other similarly situated investors against Audible, Inc., its Chief Executive Officer and Chief Financial Officer. The complaint alleges violations of sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Securities and Exchange Commission Rule 10b-5, and alleges that the defendants did not make complete and accurate disclosures concerning the Company's future plans and prospects. The plaintiff seeks unspecified damages on behalf of a purported class of purchasers of Audible's securities during the period from November 2, 2004 through February 15, 2005. It is possible that additional complaints may be filed in the future. Audible expects that all individual lawsuits will be consolidated into a single civil action. Audible believes that the complaint is without merit and intends to defend the litigation vigorously.

Caution Regarding Forward-Looking Statements

This Form 8-K contains certain forward-looking statements by Audible that involve risks and uncertainties and reflect Audible's judgment as of the date of this filing. These statements include those related to filing of future actions, merits of the lawsuits and defenses to the allegations contained in the lawsuits and the uncertainties of litigation. Actual events or results may differ from Audible's expectations. There can be no assurance that Audible will successfully defend any lawsuit, including any purported securities class action litigation. Additional information concerning these and other risk factors that could affect Audible's results is included in Audible's filings with the Securities and Exchange Commission. Audible undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 24, 2005	Audible, Inc.

/s/ Andrew P. Kaplan
By: Andrew P. Kaplan
Title: Chief Financial Officer